Exhibit 21.1

List of Subsidiaries

The following is the name, jurisdiction of organization and percentage ownership by the Company of its Subsidiary.

	JURISDICTION OF INCORPORATION	COMPANY OWNED BY PERCENTAGE
Arsanis Biosciences GmbH	Austria	100%